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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Caliper Life Sciences, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2008

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Caliper Life Sciences, Inc., a Delaware corporation. The meeting will be held on Tuesday, June 3, 2008 at 10:00 a.m. local time at our office at 68 Elm Street, Hopkinton, MA, for the following purposes:

  1.
  To re-elect one director to hold office until the 2011 Annual Meeting of Stockholders.

  2.
  To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2008.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the annual meeting is April 16, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephen E. Creager General Counsel and Secretary
Hopkinton, Massachusetts April 30, 2008

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the board of Caliper Life Sciences, Inc. is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, June 3, 2008, at our office located at 68 Elm Street, Hopkinton, MA. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the proxy card for voting by telephone or using the internet.

        We intend to mail this proxy statement and accompanying proxy card on or about April 30, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on April 16, 2008 will be entitled to vote at the annual meeting. On this record date, there were 47,775,787 shares of common stock outstanding and entitled to vote.

  Stockholders of Record:    Shares Registered in Your Name

        If, on April 16, 2008, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or follow the instructions on the proxy card for voting by telephone or using the internet to ensure your vote is counted.

  Beneficial Owner:    Shares Registered in the Name of a Broker or Bank

        If, on April 16, 2008, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of one current director to serve a new three-year term on our board.

  •
  Ratification of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2008.

How do I vote?

        You may either vote "For" the nominee to the board or you may "Withhold" your vote for the nominee. For the other matter to be voted on, you may vote "For" or "Against," or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record:    Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Alternatively, you can also vote by telephone or using the internet by following the instructions on the proxy card. If you return your signed proxy card to us or vote by telephone or the internet before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner:    Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Caliper. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 16, 2008.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of the nominee for director, and "For" the ratification of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to Caliper's Corporate Secretary at Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        To include a proposal in next year's proxy materials, your proposal must be submitted in writing within a reasonable time before we begin to print and mail our proxy materials, and in no event later than December 28, 2008, addressed to Caliper's Corporate Secretary at Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. If you wish to bring matters or propose nominees for director at our 2009 annual meeting of stockholders, you must provide specified information to us between February 5, 2009 and March 7, 2009 unless the date of our 2009 annual meeting of stockholders is before May 6, 2009 or after July 5, 2009, in which case such proposals shall be submitted no earlier than 120 days prior to the 2009 annual meeting, and no later than the later of (i) 90 days before the 2009 annual meeting of stockholders, or (ii) 10 days after notice of the date of the 2009 annual meeting is publicly given. Proposals received outside these dates will not be voted on at the annual meeting. If a proposal is received in a timely manner, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  For the election of a director, the nominee receiving the most "FOR" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2008, must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date of April 16, 2008, there were 47,775,787 shares outstanding and entitled to vote.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

PROPOSAL 1

ELECTION OF DIRECTOR

        The Caliper board of directors presently has eight members and is divided into three classes, each with a three-year term. Currently, two of the classes have three members and one has two members. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director's successor is elected and qualified, unless the elected director is placed in a different class by a vote of the board. This includes vacancies created by an increase in the number of directors.

        The class of directors whose current term will expire at our 2008 Annual Meeting of stockholders presently has two members: Dr. Daniel L. Kisner and Mr. Allan L. Comstock. On March 6, 2008, Dr. Kisner, who serves as Chairman of the Caliper board, informed the board that he had decided not to stand for re-election to the board at the 2008 Annual Meeting. Rather than nominate another person to stand for election to the board seat presently held by Dr. Kisner, the Caliper board determined to reduce the present size of the Caliper board from eight members to seven members, effective with Dr. Kisner's departure from the board. The Caliper board expects to elect a new Chairman from its existing members at or around the time of the 2008 Annual Meeting.

        On March 6, 2008, the board nominated Allan L. Comstock for election at the 2008 Annual Meeting. If elected at the Annual Meeting, Mr. Comstock would serve until the 2011 Annual Meeting and until his successor is elected and has qualified, or until his death, resignation or removal, unless Mr. Comstock is placed in a different class by a vote of the board.

        It is Caliper's policy to encourage directors and nominees for director to attend our annual meetings of stockholders. One of the company's nine directors then in office attended the 2007 Annual Meeting of Stockholders in person and seven attended via telephone.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executive proxies will be voted, if authority to do so is not withheld, for the election of Mr. Comstock. If Mr. Comstock becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Mr. Comstock has agreed to serve if elected. Our management has no reason to believe that Mr. Comstock will be unable to serve on the board if elected.

        The following is a brief biography of the nominee and director whose term will continue after the Annual Meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT
THE 2011 ANNUAL MEETING

        Allan L. Comstock, age 64, has been a director since September 2005. Mr. Comstock joined Atlantic Richfield Company (ARCO) in 1970 and was Vice President and Controller of ARCO from 1993 until his retirement in 2000. Prior to 1993, he held numerous financial and accounting positions, including Manager of Operations Analysis for ARCO Products Company, General Auditor for ARCO, and Vice President of Planning & Control for ARCO Chemical Company. Mr. Comstock holds a B.S. in accounting and an M.B.A. from Southern Illinois University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

        Kathryn Tunstall, age 57, has been a director since February 2004. Ms. Tunstall is Chairman of the Board of Conceptus, Inc., a medical technology company. She served as President and CEO of Conceptus from July 1993 through December 1999. From 1990 to 1993, Ms. Tunstall served as President of the Edwards Less Invasive Surgery Division of Baxter International. From 1974 to 1986, Ms. Tunstall served in a variety of management positions in finance, operations and marketing for divisions of American Hospital Supply Corporation, a public manufacturer and distributor of healthcare products. Since August 2006, Ms. Tunstall has served as Chairman of NeoMatrix LLC, a private company. Ms. Tunstall holds a B.A. in Economics with business emphasis from the University of California at Santa Barbara.

        E. Kevin Hrusovsky, age 46, was appointed President and CEO of Caliper immediately following the acquisition of Zymark Corporation by Caliper in July 2003. Prior to the acquisition, Mr. Hrusovsky had served as President and CEO of Zymark since 1996. From 1992 to 1996, Mr. Hrusovsky was Director of International Business, Agricultural Chemical Division, and President of the Pharmaceutical Division for FMC Corporation, a diversified holding company. From 1983 to 1992, Mr. Hrusovsky held several management positions at E.I. DuPont de Nemours, including North American Sales and Marketing Head, Teflon. Mr. Hrusovsky served as a director of Xenogen Corporation from June 2005 until its acquisition by Caliper in August 2006. He received his B.S. in mechanical engineering from Ohio State University, and an M.B.A. from Ohio University.

        David W. Carter, age 69, was elected as a member of the board on August 9, 2006, following the acquisition of Xenogen Corporation. Mr. Carter currently serves as President of DaCart, Inc., which he co-founded in 2006. Previously, Mr. Carter had served as Chairman of the Board of Xenogen since November 1997, and as Xenogen's Chief Executive Officer since April 2003. From January 1998 to April 2003, he served as Xenogen's Co-Chief Executive Officer, and from May 1997 to November 1997, Mr. Carter was a consultant to Xenogen. From 1991 to May 1997, he served as Chairman of the Board, President and Chief Executive Officer of Somatix Therapy Corporation, a publicly-held gene therapy company, which merged with Cell Genesys, Inc., in 1997. Mr. Carter is a director of Cell Genesys, ImmunoGen, Inc., Cobalt Technologies, Inc. and Origen Therapeutics, Inc. Mr. Carter received a B.A. in history and an M.B.A. from Indiana University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

        Van Billet, age 54, has been a director since March 2004. Mr. Billet has served as Vice President and Chief Financial Officer of The Berwind Company LLC, a privately held diversified holding company, since May 2002. From May 2001 to April 2002, Mr. Billet was a corporate consultant. From June 2000 to April 2001, Mr. Billet was an executive at Hercules, Inc., a specialty chemical company, and was named Senior Vice President and CFO of Hercules in November 2000. From 1999 through 2000, he served as Vice President and CFO of PJM Interconnection, LLC, an electric power pooling company. From 1987 to 1999, Mr. Billet served in various capacities at Lyondell Chemical Company (formerly ARCO Chemical Company), a chemical manufacturing company, including, most recently, as Vice President of Finance. Mr. Billet received a B.S. in accounting and business administration from LaSalle University, a J.D. from Suffolk University Law School and a legal Masters Degree in tax from Temple University Law School.

        Robert C. Bishop, Ph.D., age 65, has been a director since April 2002. Dr. Bishop has served as President and Chief Executive Officer of AutoImmune Inc., a biopharmaceutical company, since May 1992 and has been the Chairman of AutoImmune's board since May 1999. From 1986 to 1992, Dr. Bishop held senior management positions at Allergan, Inc., an ophthalmic pharmaceutical/medical device company. From 1976 through 1986, Dr. Bishop was an executive of American Hospital Supply Corporation. Dr. Bishop is a director of Millipore Corporation and a member of the Board of Advisors to Water Street Capital, a private equity firm. Dr. Bishop is a member of the Board of Managers/Trustees for the MFS/Sun Life Series Trust and Compass Accounts advised by MFS Investment Management. Dr. Bishop received a B.A. degree in psychology and a Ph.D. in biochemistry from the University of Southern California, and an M.B.A. from the University of Miami.

        David V. Milligan, Ph.D., age 67, has been a director since October 1996. He was the Chairman of the Board until July 2002, and is currently Vice-Chairman. He has been a Vice President and Special Limited Partner of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, Inc., a healthcare products company. During his career at Abbott Laboratories he led both the diagnostic products and pharmaceutical products research and development organizations, and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. Dr. Milligan is currently a director of Pathway Diagnostics and WebLOQ. He is a member of the Chemistry Department Advisory Board of Princeton University as well as the Chemical Sciences Leadership Council of the University of Illinois at Urbana-Champaign. Dr. Milligan holds an A.B. in chemistry from Princeton University and M.S. and Ph.D. degrees in organic chemistry from the University of Illinois.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        The following are our executive officers and key employees, together with their ages and biographical information:

        For the biographical information with respect to E. Kevin Hrusovsky, Caliper's President and Chief Executive Officer, see "Directors Continuing in Office Until the 2009 Annual Meeting."

        Bruce J. Bal, 49, currently serves as Senior Vice President, Operations, and was appointed to the position of Vice President, Operations and Aftermarket Businesses following the acquisition of Zymark. Mr. Bal joined Zymark in 1997 as Vice President of R&D and Operations. He previously worked at FMC Corporation, a diversified holding company, as Director of Operations in the Biotechnology Division. He also held a wide range of management positions in his 13 years at E.I. DuPont de Nemours and was general manager of United States Pollution Control, Inc. Mr. Bal received a B.S. in chemical engineering from the University of Wisconsin and an M.B.A. from Loyola University, Louisiana.

        Enrique Bernal, 69, currently serves as Vice President, In vitro Business Development. Prior to this position, Mr. Bernal served as Vice President, Instrument R&D, which position he was appointed to following the acquisition of Zymark. Mr. Bernal joined Zymark in February 1999, prior to which he worked at Galileo Corporation of Sturbridge, Massachusetts, a developer and manufacturer of electron multipliers and optical fiber products, as the Director of Engineering and Product Development. Previously, he had spent 29 years at Honeywell Inc., most recently as the Director of Engineering. He received a B.S. in physics from the College of St. Thomas, and a Masters in physics from the University of Minnesota.

        Paula J. Cassidy, 39, was appointed Vice President, Human Resources in November 2005. Ms. Cassidy was previously Vice President, Human Resources at Virtusa Corp., a global provider of software development and related IT services. Prior to joining Virtusa in 2003, Ms. Cassidy was Vice President, Human Resources with Innoveda, Inc., a publicly-traded provider of software and services for the electronic design automation industry. Prior to Innoveda, Ms. Cassidy was Vice President, Human Resources for a wholly-owned subsidiary of Synopsys, Inc., from 1997 to 1998. Ms. Cassidy held various management positions at Viewlogic Systems, Inc., from 1990 to 1997. Ms. Cassidy holds a B.A. in sociology from St. Anselm College.

        Stephen E. Creager, 54, currently serves as Senior Vice President, General Counsel and Secretary. Mr. Creager joined the company in October 2002 as Associate General Counsel, and was appointed to the position of Vice President, General Counsel and Secretary following the acquisition of Zymark. Previously, Mr. Creager was Vice President of Business Development for Tyco Electronics, an operating unit of Tyco International involved in the development and manufacture of electronic components. Prior to taking on these business development responsibilities at Tyco Electronics, Mr. Creager served as the General Counsel of Tyco Electronics. Prior to that, Mr. Creager served as Associate General Counsel of Raychem Corporation, a manufacturer of electronic components, from November 1993 until August 1999, when Raychem was acquired by Tyco Electronics. Prior to his experience at Raychem, Mr. Creager was in private legal practice for nine years. Mr. Creager received a B.A. degree from The Evergreen State College, and a Masters of Philosophy degree in economics and a J.D. degree from Yale University.

        John S. DelliSanti, 43, joined the company as Executive Vice President and Chief Commercial Officer in March 2007. Prior to joining Caliper, Mr. DelliSanti served as the Vice President and General Manager of Americas Commercial Operations at Invitrogen Corporation from 2005 to 2006. Prior to Invitrogen Corporation, Mr. DelliSanti held several positions at Accelrys, a leading chemistry software and informatics company from 1992 to 2004. Mr. DelliSanti began his professional career at

Wyeth Pharmaceuticals before joining Hitachi Instruments. Mr. DelliSanti received an M.B.A and a B.S. in chemistry from Fordham University.

        William C. Kruka, 47, who currently serves as Senior Vice President, Corporate Development, joined the company in 2002 as Vice President, Business Development. Previously, Mr. Kruka was Senior Manager of Business Development with Applied Biosystems Group, an Applera Corporation business, a life sciences tool provider. Prior to Applied Biosystems, Mr. Kruka held a number of business development, sales, marketing and administration positions with Applera and its predecessors, PE Corporation and The Perkin-Elmer Corporation, from 1983 to 2002.

        David M. Manyak, Ph.D., 55, joined the company in 2005 as Executive Vice President, Drug Discovery Services. Previously, Dr. Manyak was Chief Executive Officer of NovaScreen Biosciences Corporation from 1993 until its acquisition by Caliper in October 2005. Prior to NovaScreen, Dr. Manyak was a biotechnology industry consultant and was co-founder and former Director of GeneMedicine Inc., a gene therapy company. He was previously employed by Merrill Lynch & Co. from 1985 to 1990 as Vice President, Senior Biotechnology Industry Analyst, and held a similar position with Value Line Inc. from 1983 to 1985. Dr. Manyak holds a B.A. from Brown University and a Ph.D. in zoology/biochemistry from Duke University.

        Peter F. McAree, 43, was recently appointed Senior Vice President and CFO. Mr. McAree previously served as Vice President, Finance and was Chief Financial Officer of Zymark Corporation from 2000 until its acquisition by Caliper in 2003. He has 20 years of combined financial management and public accounting experience and served as CFO at a number of public and private companies in the software and retail industries. Mr. McAree is a Certified Public Accountant in the Commonwealth of Massachusetts and holds a B.S. in Accountancy from Bentley College.

        Bradley W. Rice, Ph.D., 48, currently serves as Vice President, Systems and R&D. Dr. Rice served as the Chief Technical Officer and Vice President of Xenogen from January 2005 until its acquisition by Caliper in 2006. From 1999 through 2004, he served as Xenogen's Senior Director of Imaging R&D. Prior to joining Xenogen, Dr. Rice worked for 15 years as a scientist at Lawrence Livermore National Laboratory developing optical diagnostic instrumentation in the magnetic fusion energy program. Dr. Rice received a B.A. in physics from Colorado College, an M.S. in electrical engineering from the University of Wisconsin-Madison, and a Ph.D. in applied science from the University of California-Davis.

        Mark T. Roskey, Ph.D., 48, currently serves as Vice President, Applied Biology and Reagents, and was appointed to the position of Vice President, Worldwide Marketing following the acquisition of Zymark in 2003, where he had held this role since he joined Zymark in December 2001. Prior to Zymark, Dr. Roskey worked for six years at Applied Biosystems, a life sciences company, where he served as Director of Marketing. Dr. Roskey holds a B.S. in biology from Framingham State College, a Ph.D. in microbiology from the University of Notre Dame, and completed a postdoctoral fellowship in molecular immunobiology at the Harvard Medical School.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the Nasdaq Stock Market ("Nasdaq") listing standards, a majority of the members of a listed company's board must qualify as "independent," as affirmatively determined by the board. The board consults with our legal counsel to ensure that the board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions and relationships between each director, and between any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board affirmatively has determined that Van Billet, Robert C. Bishop, David W. Carter, Allan L. Comstock, David V. Milligan and Kathryn A. Tunstall are independent directors within the meaning of the applicable Nasdaq listing standards.

MEETINGS OF THE BOARD OF DIRECTORS

        The board met six times during fiscal year 2007. Each board member attended 75% or more of the aggregate number of the meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

        As required under applicable Nasdaq listing standards, in fiscal year 2007, the independent directors met regularly in scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2007 for each of the board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Van Billet	X		X		X
Kathryn A. Tunstall			X	*
Robert C. Bishop	X		X		X	*
Allan L. Comstock	X	*
David W. Carter					X
Total meetings in 2007	4		3		1

  *
  Denotes current committee chairperson

        Below is a description of each committee of the board. The board has determined that each member of each committee meets the applicable rules and regulations regarding "independence," and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the company.

AUDIT COMMITTEE

        The Audit Committee of the board oversees our corporate accounting and financial reporting process. In this role, the Audit Committee performs several functions, including evaluating the performance of, and assessing the qualifications of, the independent auditors; determining and approving the engagement of the independent auditors; determining whether to retain or terminate the existing independent auditors and to appoint and engage new independent auditors; reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services; monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law; conferring with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; reviewing and approving any related person transactions; reviewing, prior to announcement, company press releases disclosing financial results; establishing procedures, as required under applicable law, for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls and auditing matters, and any confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discussing with management and the independent auditors the results of the annual audit and the results of Caliper's quarterly financial statements. The Audit Committee may designate subcommittees that are empowered to exercise the powers and authority of the Audit Committee. The Audit Committee met four times during fiscal year 2007. The Audit Committee has adopted a written Audit Committee Charter, a copy of which can be found on Caliper's corporate website at www.caliperLS.com under "Investors."

        The board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members, and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq listing standards). Allan L. Comstock serves as the Audit Committee Chairperson. The board made a qualitative assessment of Mr. Comstock's level of knowledge and experience based on a number of factors, including his formal education and his past experience as a financial executive, and has designated him as an "audit committee financial expert," as defined in applicable Securities and Exchange Commission ("SEC") rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The Audit Committee of the board for the fiscal year ended December 31, 2007 consisted of Dr. Bishop, Mr. Billet and Mr. Comstock, with Mr. Comstock serving as Chairperson. All members of the company's Audit Committee are independent (as independence is defined in the Nasdaq listing standards).

        The Audit Committee oversees the company's financial reporting process on behalf of the board. The company's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures.

        In addition, the Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent auditors' accountability to the board and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the company's audited financial statements with generally accepted accounting principles, their judgments as to the quality as well as the acceptability of the company's accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards; and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors' independence.

        The Audit Committee discussed with the company's independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without the company's management present, to discuss the results of the auditors' examinations, their evaluation of the company's internal controls and the overall quality of the company's financial reporting.

        In reliance on the reviews and discussions with the company's independent auditors referred to above, the Audit Committee recommended to the board, and the board has approved, that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2008.

AUDIT COMMITTEE
Allan L. Comstock (Chair) Robert C. Bishop, Ph.D. Van Billet

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the company under the 1933 or 1934 Act.

COMPENSATION COMMITTEE

        The purpose of the Compensation Committee of the board is to implement a philosophy of overall compensation of the company's directors, officers and employees that is consistent with the company's goals and objectives. The Committee's responsibilities include, among others, making recommendations to the board in connection with the board discharging its responsibilities regarding the compensation of the company's directors and senior management; assisting the board in establishing appropriate incentive compensation and equity-based plans and overseeing the administration of such plans; overseeing the annual process of evaluation of the performance of the company's senior management; and performing such other duties and responsibilities as are enumerated in and consistent with the Charter of the Compensation Committee.

        The Compensation Committee met three times during fiscal year 2007. The Compensation Committee has adopted a written Compensation Committee Charter, a copy of which can be found on the company's corporate website at www.caliperLS.com under "Investors."

        As part of its review of executive compensation matters, the Compensation Committee may delegate any of the powers given to it to a subcommittee of the Committee.

        Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other senior management, is included below in the section entitled "Compensation Discussion and Analysis." In addition, as noted below, the Compensation Committee has retained Watson Wyatt as a consultant to assist in evaluating the competitiveness of the company's executive compensation practices. Watson Wyatt does not provide any services to the company other than compensation consulting services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2007, Ms. Tunstall, Mr. Billet, and Dr. Bishop served as members of the Compensation Committee of our board. No member of the Compensation Committee was or has ever been an officer or employee of Caliper or its subsidiaries. No member of the Compensation Committee or our board serves as an executive officer of any other entity that has one or more of our executive officers serving as a member of the board or compensation committee of the other entity.

COMPENSATION COMMITTEE REPORT(2)

        The Compensation Committee has reviewed and discussed with Caliper's management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the board that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE
Kathryn A. Tunstall (Chair) Van Billet Robert C. Bishop, Ph.D.

(2)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the company under the 1933 Act or 1934 Act.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

        The Nominating and Corporate Governance Committee of the board is responsible for identifying, reviewing and evaluating qualified candidates to serve as directors of the company, establishing criteria for membership on the board, recommending to the board candidates for election to the board, including the reelection of current directors to the board, making recommendations to the board regarding the membership of the committees of the board, assessing the performance of the board, including the committees of the board, and overseeing all aspects of the company's corporate governance functions. The Nominating and Corporate Governance Committee charter can be found on the company's corporate website at www.caliperLS.com under "Investors." All members of the Nominating and Corporate Governance Committee are independent, as independence is currently defined in the Nasdaq listing standards. The Nominating and Corporate Governance Committee met once during fiscal year 2007.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise in the life sciences industry in order to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the company's stockholders. The Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of the company, and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity and depth of experience, skills, and such other factors as it deems appropriate, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors' overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors' independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In conducting a search for a new director candidate, the Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Committee then meets to discuss and consider such candidates' qualifications and selects a nominee for recommendation to the board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

        To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of the company's voting stock. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the board may do so by delivering a written recommendation addressed to the company's Corporate Secretary at the following address: Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. The Secretary will then forward the communication to the Nominating and Corporate Governance Committee. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director, and a representation that the nominating stockholder is a beneficial or record owner of the company's common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee, and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Our board has adopted a formal process by which stockholders may communicate with the board or any of its directors. This information is available on our website at www.caliperLS.com under "Investors." Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of our Corporate Secretary at the following address: Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. Each communication should include the name and address of the Caliper stockholder on whose behalf the communication is sent, and the number of our shares that are beneficially owned by such stockholder as of the date of the communication. Each communication will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the board or such director. Communications determined by the Corporate Secretary to be appropriate for communication to the board or such director, will be submitted to the board or such director on a periodic basis.

CODE OF BUSINESS CONDUCT AND ETHICS

        Caliper has adopted the Caliper Life Sciences, Inc. Code of Business Conduct and Ethics, which applies to all officers, directors and employees of the company. The Code of Business Conduct and Ethics is available on Caliper's website at www.caliperLS.com under "Investors." If Caliper makes any substantive amendments to the Code of Business Conduct and Ethics, or grants any waiver from a provision of the Code to any executive officer or director, Caliper will promptly file a Current Report on Form 8-K disclosing the nature of the amendment or waiver, unless disclosure of such amendments or waivers is then permitted to be disclosed by posting the information on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In March 2008, the Audit Committee of the board selected Ernst & Young LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2008, and further directed that management submit the selection of Ernst & Young LLP as the company's independent registered public accounting firm for ratification by the stockholders at the 2008 annual meeting. Ernst & Young LLP has audited our financial statements since December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to stockholder questions.

        Neither Caliper's Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the company's independent registered public accounting firm. However, the Audit Committee of the board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRE-APPROVAL POLICIES AND PROCEDURES

        Caliper's Audit Committee pre-approves all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Caliper's independent auditors to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of Caliper's independent auditors to render that service. Accordingly, Caliper does not engage its independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Ernst & Young LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table represents aggregate fees billed to Caliper for fiscal years ended December 31, 2007 and December 31, 2006, by Ernst & Young LLP, Caliper's independent registered public accounting firm.

	Fiscal Year Ended
	2007	2006
	(in thousands)
Audit Fees	$912	$1,103
Audit-related Fees	—	—
Tax Fees	75	83
All Other Fees	—	—

Total Fees	$987	$1,186

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of Caliper's financial statements and review of the interim financial statements included in quarterly reports, Section 404 attest services, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Caliper's financial statements and are not reported under "Audit Fees."

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning.

        All Other Fees.    Consists of fees for products and services other than the services described above.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

        All fees for services rendered in 2007 and 2006 described above were approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

		Beneficial Ownership(1)
Beneficial Owner	Shares Issuable Pursuant to Options and Warrants(2)	Number of Shares (Including Number Shown in First Column)	Percentage of Total
Directors And Executive Officers
E. Kevin Hrusovsky	903,222	1,128,675	2.32%
Thomas T. Higgins(3)	142,468	180,060	*
David M. Manyak, Ph.D.(4)	51,312	545,321	1.14%
Bradley W. Rice, Ph.D.	39,794	50,997	*
William C. Kruka	257,687	293,785	*
Robert C. Bishop, Ph.D.	53,000	53,000	*
Van Billet(5)	37,334	37,334	*
David W. Carter	98,260	308,663	*
Allan L. Comstock	20,333	21,333	*
Daniel L. Kisner, M.D.(6)	665,924	774,025	1.60%
David V. Milligan, Ph.D.(7)	61,210	117,832	*
Kathryn A. Tunstall	35,250	35,250	*
5% Stockholders
Royce & Associates, LLC(8)		5,803,029	12.16%
Platinum Investment Management Limited(9)		4,865,303	10.19%
Manning & Napier(10)		3,574,872	7.49%
Abingworth Management Ltd.(11)	1,029,968	3,428,827	7.03%
Millennium Management LLC(12)	615,765	3,266,357	6.76%
The Berwind Company LLC(13)		3,150,000	6.60%
Dimensional Fund Advisors Inc.(14)		3,041,350	6.37%
All directors and officers as a group (19 persons)	3,451,774	4,841,549	9.46%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and/or Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2008 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, Caliper believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 47,730,786 shares outstanding on March 31, 2008, adjusted as required by the SEC.

(2)
Includes shares that the individual has the right to acquire as of May 30, 2008, 60 days after March 31, 2008, through the exercise or conversion of any stock option, warrant or other right.

(3)
Mr. Higgins resigned from Caliper effective April 4, 2008. In connection with his resignation, the company and Mr. Higgins have entered into a consulting agreement for a term of six months. See Note 3 to Summary Compensation Table for further details about this agreement.

(4)
Includes 28,176 shares directly owned by Dr. Manyak's children. Dr. Manyak disclaims beneficial ownership of these shares.

(5)
Mr. Billet is Chief Financial Officer of The Berwind Company LLC. See footnote 13. Mr. Billet disclaims any beneficial ownership of shares held by The Berwind Company LLC.

(6)
Includes 82,461 shares held by The Kisner Revocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, 12,820 shares held by The Jordon Renee Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, and 12,820 shares held by The Griffin Daniel Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is trustee.

(7)
Includes 56,622 shares held by The David V. Milligan Trust dated October 19, 1991, of which Dr. Milligan is a trustee.

(8)
Represents shares beneficially owned as of December 31, 2007 by Royce & Associates, LLC. Royce & Associates, LLC is located at 1414 Avenue of the Americas, New York, NY 10019.

(9)
Represents shares held as of December 31, 2007 by a number of funds managed by Platinum Investment Management Limited. Platinum Asset Management is located at Level 4, 55 Harrington Street, Sydney, Australia 2000.

(10)
Represents shares held as of December 31, 2007 by Manning & Napier. Manning & Napier is located at 290 Woodcliff Drive, Fairport, NY 14450.

(11)
Represents shares beneficially owned as of December 31, 2007 by Abingworth Management Limited, Princess House, 38 Jermyn Street, London, England, SW1Y6DN.

(12)
Represents shares held by Millennium Management, LLC as of December 31, 2007. Millennium Management LLC is located at 666 Fifth Avenue, 8th Floor, New York, NY 10103.

(13)
The Berwind Company LLC is headquartered at 5 Hog Island Road, Philadelphia, PA 19153.

(14)
Represents shares held as of December 31, 2007 by a number of funds for which Dimensional Fund Advisors Inc. acts as investment advisor. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))* (c)
Equity compensation plans approved by security holders	6,898,766	$5.66	6,299,006
Equity compensation plans not approved by security holders	907,535	$6.17	269,516

Total	7,806,301		6,568,522

*
On the day after each annual meeting until the year 2009, the aggregate number of shares of common stock available for issuance under the 1999 Employee Stock Purchase Plan automatically increases by that number of shares equal to the greater of (i) five-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock sold pursuant to rights during the prior 12-month period, provided that the board may provide for a lesser increase. On the day after each annual meeting until the year 2009, the aggregate number of shares of common stock available for issuance under the 1999 Equity Incentive Plan automatically increases by that number of shares equal to the greater of (i) five percent of the diluted shares outstanding or (ii) the number of shares of common stock subject to stock awards granted during the prior 12-month period, provided that the board may provide for a lesser increase.

        The following non-shareholder-approved equity compensation plans were in effect as of December 31, 2007.

        2001 Non-Statutory Stock Option Plan (the "2001 Plan").    All of our employees and consultants, other than officers and directors, are eligible to receive stock awards under the 2001 Plan. Although we may not generally grant stock awards to officers and directors under the 2001 Plan, we may grant stock awards to persons not previously employed by us as an inducement essential to those persons entering into employment contracts with us, even if those persons become officers or directors in connection with such employment.

        A total of 500,000 shares of common stock has been reserved for issuance under the 2001 Plan. As of December 31, 2007, options to purchase a total of 307,535 shares were outstanding, and 189,516 shares remained available for future grants under the 2001 Plan.

        The board administers the 2001 Plan unless and until the board of directors delegates administration to a committee of the board. The board may suspend or terminate the 2001 Plan at any time. The board may also amend the 2001 Plan at any time. However, no such amendment will be effective unless approved by our stockholders, to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq or securities exchange listing requirements.

        Under the 2001 Plan, the board may grant only non-statutory options with an exercise price as determined by the board. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, an option generally terminates three months after the option holder's service to us or our affiliates terminates.

        If we are dissolved or liquidated, then any outstanding options under the 2001 Plan will terminate immediately prior to such event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2001 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.

        Acquisition Equity Incentive Plan (the "Acquisition Plan").    The Acquisition Plan was adopted by our board in 2003. All persons not previously employed by us are eligible to receive stock awards if such stock awards are an inducement to such persons to accept employment with us or accept or continue employment with one of our affiliates.

        A total of 900,000 shares of common stock have been reserved for issuance under the Acquisition Plan. As of December 31, 2007, an aggregate of 720,000 options and unvested stock awards were outstanding, and 80,000 shares remained available for future grants under the Acquisition Plan.

        The board administers the Acquisition Plan unless and until the board delegates administration to a committee of the board. If required under applicable law or Nasdaq listing requirements, the Acquisition Plan shall be administered by a committee as provided in the Acquisition Plan. Our board may suspend or terminate the Acquisition Plan at any time. Our board may also amend the Acquisition Plan at any time. However, no such amendment will be effective unless approved by our stockholders, to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq or securities exchange listing requirements.

        Under the Acquisition Plan, the board may grant non-statutory options and restricted stock, with an exercise price as determined by the board. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the option holder's service to us and our affiliates terminates.

        If we are dissolved or liquidated, then any outstanding options under the Acquisition Plan will terminate immediately prior to such event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the Acquisition Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except for the following Form 4 filings : Bruce J. Bal, Stephen E. Creager, and Peter F. McAree each filed one late filing on March 20, 2007, reporting one transaction each; David M. Manyak filed late filings on March 20, 2007 and September 13, 2007, reporting two transactions; and Thomas T. Higgins filed late filings on March 20, 2007 and April 3, 2007, reporting two transactions.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        The primary purpose of our executive compensation program is to support the company's overall operating goals in order to create long-term stockholder value. Toward this goal, the Compensation Committee of our board has designed compensation practices to attract, motivate and retain superior executive talent, to reward our executives for performance, and to align our executives' interests with those of our stockholders. A significant portion of the total compensation of our executives is linked to the achievement of corporate financial, operating and strategic objectives as well as individual performance. We continually review best practices for executive compensation, and strive to incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

        The Compensation Committee regularly reviews the compensation practices of peer companies, along with several other factors, to ensure that our compensation programs continue to attract, retain and reward executive talent in a competitive job market. We do not believe it is appropriate to establish compensation levels solely or primarily based on benchmarking; however, we recognize that our compensation practices must be competitive in the marketplace. Therefore, the Compensation Committee, with assistance from our management and in consultation with Watson Wyatt, a global consulting firm focused on human capital, evaluates the competitiveness of our compensation practices using publicly available compensation data from relevant peer companies, as well as compensation survey data the company subscribes to from the Radford/Aon Global Life Sciences Survey, including compensation analyses specifically for medical device companies, a subset of the Global Life Sciences data (the "Industry Benchmarks"). Some of the peer companies to which the Compensation Committee refers in setting our executive compensation include Accelerys Inc., Affymetrix Inc., Albany Molecular Research Inc., Arqule Inc., Cepheid Inc., Harvard Biosciences Inc., Illumina Inc., and Luminex Corp. Other than compensation consulting, Watson Wyatt performs no other services for the company so that it may maintain its independence and objectivity in consulting. In order to benchmark compensation practices and executive compensation, we typically review the compensation data we have collected from these Industry Benchmarks and compare elements of compensation based on certain characteristics of the companies surveyed, such as stage of development of the business, product/customer base, number of employees, revenue, market capitalization, and number of shares of stock outstanding. To support our objective of attracting and retaining superior industry talent, the Compensation Committee has adopted a compensation philosophy which is intended to align the total compensation opportunity (including base salary, performance based bonuses and equity grants) of our executives at or near the market median based on these Industry Benchmarks.

Initial Compensation Determinations

        We determine each component of an executive's initial compensation package based on numerous factors, including:

  •
  the individual's background, including training, functional expertise, and prior work experience;

  •
  the compensation paid to employees in similar roles in other companies in our industry;

  •
  the demand for individuals with similar specific expertise and experience;

  •
  performance goals, responsibilities and other expectations for the position;

  •
  comparison to other executives within the company having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

Annual Performance Review Process

        The company conducts an annual performance review process, which provides the basis for determination of any adjustments to base salaries, annual performance bonuses, special recognition awards, stock option and restricted stock unit awards (RSUs), and promotions. During the first quarter of each year, each member of the company's senior management completes a self-evaluation in which the executive assesses his or her performance in the past year relative to the goals that were previously established for that year, and develops individual goals for the upcoming year to support the company's strategic goals. Our Chief Executive Officer reviews and evaluates each executive's performance against the previously established goals, and reviews, revises as appropriate, and approves the goals for the following year. In addition to assessing and rating individual performance during the annual performance appraisal process, the Chief Executive Officer also:

  •
  determines if any executive should receive a merit salary increase based on individual performance and also considering the executive's base salary as compared to industry market median for the same position;

  •
  determines if an executive should receive an incremental adjustment to base salary if there are significant differences in the executive's compensation as compared to industry benchmarks;

  •
  determines if an executive should receive an equity award, and if so, what the amount and value of such award should be;

  •
  determines if an executive should be recommended for promotion; and

  •
  proposes any additional adjustments or awards to be made.

        In conjunction with the performance reviews conducted by the Chief Executive Officer, our Vice President of Human Resources develops a detailed compensation analysis for each executive including historical and current base salary, bonus potential versus bonus actually paid, value of long term incentives, and total direct compensation. Following his review of all executives, the Chief Executive Officer prepares compensation (including equity awards) recommendations for each of the executive officers (other than the Chief Executive Officer), and then submits these recommendations to the Compensation Committee.

        The Compensation Committee reviews and takes under advisement the Chief Executive Officer's recommendations in the context of individual executive performance and potential, summary reports or "tally sheets" of historic total compensation, and relevant Industry Benchmarks of pay levels and program design. In fiscal year 2007, the Compensation Committee reviewed a tally sheet for each executive officer. The purpose of a tally sheet is to show the total dollar value of the executive's annual compensation. This includes an executive's annual base salary, annual cash incentive award, and equity-based compensation. To the extent it may apply, a tally sheet may also include the value of any pension benefits, perquisites and other compensation. However, such compensation benefits generally do not apply for the company, or are immaterial to the direct compensation analysis. Additionally, tally sheets were used to show holdings of our common stock and accumulated potential unrealized gains, if any, under prior equity-based compensation awards. The Compensation Committee uses tally sheets to estimate the total annual compensation of the executive officers, and provide perspective on the executive officers' wealth accumulation from our compensation programs and payouts to the executive officers under a range of scenarios.

        The Compensation Committee may accept or adjust the compensation recommendations of the Chief Executive Officer prior to making its recommendation to the full board for final review and approval. Executives of the company may attend certain portions of Compensation Committee and board meetings, but both the Compensation Committee and the board regularly conduct closed meetings which do not include any members of the company's management. After the board finalizes and approves the recommendations, the Chief Executive Officer meets with each executive to review his or her performance during the past year, to discuss goals for the upcoming year, and to communicate any compensation adjustment and equity awards. For all employees, including our executive officers, compensation adjustments are generally effective as of March 1 of each year.

        The annual performance review of our Chief Executive Officer is conducted by the board of directors, with the Chairperson of the Compensation Committee leading the process. Factors considered in evaluating the Chief Executive Officer's performance include quantitative assessments of the performance of the company against corporate goals adopted for a particular year, a qualitative assessment of the Chief Executive Officer's leadership and management effectiveness, the appropriateness of strategic and operating plans including progress against long range objectives, and his ability to retain and develop executives. The Compensation Committee reviews the Chief Executive Officer's self-evaluation, coordinates an independent review of the Chief Executive Officer by each director, prepares a consolidated review of the Chief Executive Officer's performance, reviews the competitiveness and retention value of the Chief Executive Officer's current compensation package, and submits recommendations for compensation adjustments and equity and performance bonus awards to the board. The board may accept or adjust the recommendations of the Compensation Committee prior to its final review and approval of the Chief Executive Officer's compensation. After the board finalizes and approves the recommendations, the Chairman of the Board and Chair of the Compensation Committee meet with the Chief Executive Officer to review his performance during the past year and to discuss any compensation changes.

Compensation Methodology

        In developing our executive compensation plans, the Compensation Committee, with assistance from the company's management and Watson Wyatt, applies the following methodology: the company developed a competitive analysis and tally sheet for each executive officer's compensation package based on market data from the Radford/AON Global Life Sciences industry report. Utilizing this survey data, the Compensation Committee determines for each executive how his or her current compensation level compares to the market percentiles. The Compensation Committee utilizes a sixty percent weighting of the data from companies with 150-499 employees and forty percent weighting of the data from companies with 500+ employees. Additionally, we compare the Global Life Sciences survey data with the Radford Medical Devices survey data as an additional comparison, following the same weighting of companies based on the number of their employees, where both data points are available. Based on this comparison, we believe compensation provided by Medical Device companies is comparable to that provided by Global Life Sciences companies; however, the survey data for Medical Device companies are less robust with respect to job matching. In addition to the Industry Benchmarks, and with Watson Wyatt's assistance, the company continues to monitor, evaluate and benchmark compensation data from the company's industry peer group.

Compensation Components

        We analyze and review executive compensation emphasizing a total compensation approach. The total compensation approach takes into consideration the aggregate compensation, rather than focusing on each compensation component independently, and emphasizes long-term incentives versus cash incentives in order to align compensation with stockholder interests. In addition, our total compensation approach generally targets total direct compensation for each executive around the market median. The components of our total compensation package are as follows:

Base Salary

        In determining the appropriate base salary levels for the executive officers, the Compensation Committee considers, among other factors, the executive's scope of responsibility, span of control and influence, prior experience, past performance, data from the Industry Benchmarks, and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the market median for executives in similar positions and with similar responsibilities in companies of similar size and stage of development as the company. An executive's base salary is evaluated together with other components of the executive's compensation package to ensure that the executive's total compensation is in line with our overall compensation philosophy.

        Base salaries of all employees, including executive officers, are reviewed annually as part of our performance review program, and may be increased based on achievement of individual goals. The level of merit increase for executives, if any, is also reviewed against publicly available data from companies identified as our peer group. We also establish a budgeted average increase in salaries for the current year based on such market data. In 2007, our actual average salary increase for the company was 3.49%. Each employee, including our executives, may have received more or less than the average salary increase depending upon individual performance and the market median for his or her position.

        Following an analysis of the Chief Executive Officer's performance against established criteria for 2007 and relative to industry and market compensation comparisons, the board determined that the Chief Executive Officer should receive an annual base salary increase of 5.05% to bring his annual base salary to $437,000. This adjusted base salary positioned the base salary of our Chief Executive Officer at approximately the twenty-fifth percentile of the Industry Benchmarks.

        Base salaries of the company's executive officers range from a high of 50% to a low of 32%, in the case of our Chief Executive Officer, of targeted total direct compensation.

Named Executive Officer	Percent Increase to Base Salary Effective March 1, 2007	Base Salary Effective March 1, 2007
E. Kevin Hrusovsky, President & CEO	5.05%	$437,000
Thomas T. Higgins, Former Executive Vice President & CFO(1)	4.12%	$278,000
David M. Manyak, Ph.D., Executive Vice President, Drug Discovery Services	4.20%	$248,000
Bradley W. Rice, Ph.D., Vice President, Systems and R&D	4.23%	$271,000
William C. Kruka, Senior Vice President, Corporate Development	5.17%	$244,000

(1)
Mr. Higgins resigned from his position with the company effective as of April 4, 2008.

Annual Performance Cash Bonus Program

        We also maintain a board-approved and Compensation Committee-managed performance cash bonus program under which executive officers, as well as other employees (other than employees on sales incentive bonus plans), have the opportunity to earn an annual cash bonus up to a prescribed target percentage of their annual base salary earnings. The target percentages range for non-executives from a low of 5% to a high of 22.5% of base salary. For executives, the target percentages for annual cash bonuses range from a low of 30% to a high of 100%, for our Chief Executive Officer. The actual performance bonus paid to an executive is based upon (i) the executive's assigned target bonus percentage, (ii) the executive's individual performance ranking resulting from the annual performance review process described above, and (iii) the company's actual performance against the corporate performance metrics for the year as established by our board, which we refer to as the "corporate performance factor."

        An annual performance bonus under this program is determined as follows: Base salary × Target bonus percentage = Bonus opportunity; Bonus opportunity × Individual rating × Corporate performance factor = Bonus earned. No performance bonus is paid to employees whose individual performance rating is below .70. As an example, if an employee earns a salary of $150,000 and has a target bonus percentage of 20%, the employee's annual performance bonus opportunity would be equal to $30,000. If that employee had an individual performance rating of .85 and the corporate performance factor was .55, the employee's earned annual performance bonus would be $14,025.

        The target percentages for annual cash performance bonuses are generally set forth in the executive's offer letter, and are subject to adjustment from time to time, within the established parameters and with proper approval, based on recommendations of the Compensation Committee and approval of our board.

        An executive's individual performance ranking is established during the annual review process described above under "Annual Performance Review Process." The corporate performance factor is generally established during the first quarter of each year when our board, based on recommendations from the Compensation Committee, compares the company's performance for the previous year against the metrics for such year, which are generally established by the board during the first quarter of the previous year. In establishing the corporate performance metrics that will be applicable in any particular year, the board utilizes a multi-year perspective that takes into consideration the company's historical financial performance, projected growth, and strategic goals and objectives, as well as the overall economic environment in which the company operates. In 2007, the performance goals for the company were based on key financial objectives, including total revenue, backlog, EBITDA, operating cash flows, and year-end cash levels. In addition, the board also evaluates the company's performance against other strategic and qualitative measures and initiatives, as determined by the board.

        In evaluating the company's performance for 2007, the board considered the company's actual performance relative to the established quantitative corporate metrics described above, as well as the company's qualitative performance against its long-range strategic objectives. Based on the company's progress toward achieving these objectives in 2007, our board established a corporate performance factor of 0.55 for purposes of the performance cash bonus program. Specific milestone events considered by the board that occurred during 2007 included the following:

  •
  the company systematically reorganized its commercial operations during 2007, resulting in improved global management over sales and marketing activities;

  •
  the company effectively implemented a mid-year streamlining of its organizational structure, which achieved the desired reduction in annual operating expenses;

  •
  the Caliper Discovery Alliances and Services group secured the leading contract in the Environmental Protection Agency's new in vitro toxicology profiling initiative, which has the potential to generate significant revenue over the next five years; and

  •
  the company completed an extensive update of its long-range corporate strategy.

        The table below shows our named executive officers' actual bonus earned in 2007 and paid in 2008.

Named Executive Officer	Actual Bonus	Percent of Total Eligible Bonus Achieved for 2007
E. Kevin Hrusovsky	$238,425	55.00%
Thomas T. Higgins	$51,263	41.25%
David M. Manyak, Ph.D.	$67,064	60.50%
Bradley W. Rice, Ph.D.	$46,633	57.75%
William C. Kruka	$48,914	57.75%

        Under the Chief Executive Officer's employment agreement with the company, he is eligible to earn up to 100% of his annual base salary earnings for his annual bonus, which if paid at this level would put his total cash compensation at the fiftieth percentile of the Industry Benchmarks. The board decided that the personal performance factor tied to the Chief Executive Officer's annual performance bonus should be 1.0 based on the board's assessment of the company's quantitative performance against established metrics and its qualitative assessment of the Chief Executive Officer's performance during 2007. Since the overall corporate performance factor assessment by the board was .55 (see discussion above regarding the company's Annual Performance Cash Bonus Program for more detail regarding the corporate plan), the actual amount of the Chief Executive Officer's bonus for 2007 totaled 55% of his annual base earnings, or $238,425. The impact of the corporate performance factor on the Chief Executive Officer's annual bonus resulted in the aggregate bonus payment to him of 55% of his targeted amount. Finally, to ensure that the Chief Executive Officer's total direct compensation potential, including annual base salary, annual bonus potential and annual long-term incentive grants, remains aligned with stockholder interests, the board of directors granted the Chief Executive Officer an option to purchase 200,000 shares of the company's Common Stock and 40,000 restricted stock units. This equity award is subject to the company's standard four-year vesting provisions for equity awards. This equity award represented a Black-Scholes value of $519,860 at the time of grant, placing the Chief Executive Officer's total direct compensation potential at the twenty-fifth percentile of the Industry Benchmarks.

Long-Term Incentives

        We consider long-term equity incentives to be an important component of each executive's total compensation package, and therefore we provide significant equity-based incentives to executives in order to align their interests with the interests of the stockholders with respect to our long-term performance, as well as to encourage retention of high-performing individuals. Executives who join us are typically awarded initial grants of stock options and restricted stock units (RSUs) with a total face value on the date of grant ranging from one to four times the executive's base salary. In addition, we conduct an annual equity review for each executive as part of our annual performance review program. In 2007, the percentage of each executive's total direct compensation that is comprised of long-term incentive compensation ranged from a low of 34% to a high of 53%. We have not adopted stock ownership guidelines.

        Our 1999 Equity Incentive Plan allows the granting to employees, including executive officers, of stock options, RSUs and other equity-based awards. The Compensation Committee uses a combination of both stock options and RSUs in recommending equity awards for employees of the company, although we generally grant fewer RSUs than the number of stock options we would grant for a similar purpose. We believe this approach to equity compensation will improve our recruiting competitiveness and enhance our ability to retain key employees, while minimizing stockholder dilution and stock option expense charges to us. In 2006, the Compensation Committee adopted a guideline of managing the annual share usage for long-term incentive awards for all employees, including executives, to between 3% and 4% of total common shares outstanding as of fiscal year end. The most recent granting of long-term incentive awards to executives, as part of the annual performance review and executive compensation planning process during the first quarter of 2008, resulted in a usage of shares within this range.

        We anticipate that the annual value of executive equity incentive awards will be at or slightly above the market median for companies represented in the Industry Benchmarks. In determining the value of an equity award comprised of both options and RSUs, the Compensation Committee uses a formula, based on the Black-Scholes valuation method, to determine the value of the option portion of the total equity award.

        In determining stock option and RSU awards to an executive, the Compensation Committee considers:

  •
  the competitiveness of the executive's total compensation (base salary plus cash performance bonus potential plus equity incentives);

  •
  the executive's individual performance and responsibilities;

  •
  his or her expected future contributions to the company's success;

  •
  the total number of shares in the award pool and the expense associated with equity awards;

  •
  the potential dilution resulting from equity awards;

  •
  the executive's current level of ownership of company stock and options, as measured by total current value (based on the then-current price of our stock) of vested and unvested equity awards relative to ownership by other executives in the company; and

  •
  an analysis of equity incentive awards granted to comparable executives by a peer group of biotechnology and life sciences companies.

        We typically make new hire, performance-based and promotion-related stock option and/or RSU awards at employee levels of "director" and above, as well as option and RSU grants to executives to reflect a significant change in job responsibilities. Performance-based equity awards are generally made in connection with the annual performance review process described above, which is typically completed in late March or early April of each year. Typically, between 15% and 20% of Caliper's top performing employees are awarded equity grants during the annual process. Stock option awards are priced at 100% of the closing price of our stock on the day immediately prior to the date of grant. Option awards typically vest over four years, with 25% of the shares vesting on the first anniversary of the executive's start date and the remaining shares vesting ratably each quarter thereafter. RSU awards typically vest 25% per year over a four-year period on the anniversary of the date of grant. Options have a term of 10 years, after which they expire.

Other Compensation

        We provide additional benefits to our executives that are substantially the same as those offered to all other employees, such as health, dental and vision insurance, life and disability insurance, flexible spending accounts, a 401(k) plan and access to an employee stock purchase plan. In addition, we may provide cash signing bonuses as part of an offer to certain executives and other employees. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. In addition, we may assist with certain relocation expenses associated with hiring an executive who must relocate in order to join us. We believe that signing bonuses and relocation expense reimbursements create additional incentives for an executive to join our company in a position where there is high market demand. These forms of compensation are, however, recommended by our Chief Executive Officer and approved by the Compensation Committee in its discretion for executive officers. These forms of compensation are generally subject to repayment on a pro-rata basis if the executive terminates his or her employment within one year of their date of hire.

Severance and Change in Control Arrangements

        In June 2003, we entered into an employment agreement with Mr. E. Kevin Hrusovsky which provides for severance payments other than in connection with a change in control of the company. In February 2005, the board adopted the company's Key Employee Change of Control and Severance Benefit Plan which provides certain executives, including each of our named executive officers, with severance payments in the event of a termination or constructive termination following a change in control of the company. The severance benefits, including monthly base salary payments equal to his or her base pay at the time of separation and health and dental coverage through COBRA, are only payable to executives for a period of up to twenty-four months in the case of the Chief Executive Officer, and up to twelve months for all other key employees, or in each case until the covered executive is employed by another company, whichever comes first. In addition to monthly base salary payments and continued health and dental coverage, executives covered by the Key Employee Change in Control Plan are eligible to receive his or her target bonus or incentive payment for the year in which termination occurs, prorated through the date of termination. Because our executives are most at risk of having their employment involuntarily or constructively terminated following a change of control of the company, we believe that the employment agreement with Mr. Hrusovsky and the Key Employee Change of Control and Severance Benefit Plan provide important retention incentives for executives which will protect the value of the company in the event of a potential acquisition. See "Post-Termination Compensation and Benefits" on page 34 for a description of the terms of these agreements.

Conclusion

        Our compensation policies and practices are designed and are continually reviewed to ensure their alignment with our primary objectives of recruiting, retaining and motivating our executives and to ultimately reward them for outstanding individual and corporate performance.

EXECUTIVE COMPENSATION

        The following table shows, for the fiscal years ended December 31, 2007 and December 31, 2006, compensation awarded or paid to, or earned by, Caliper's Chief Executive Officer, Chief Financial Officer during 2007 and 2006 and its three other most highly compensated executive officers (the "named executive officers"):

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(2)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
E. Kevin Hrusovsky, President and Chief Executive Officer	2007 2006	$433,500 413,333	$238,425 312,000	$235,568 309,978	$558,812 775,896	— —	— —	$ $	360 1,325	$1,466,665 1,812,532
Thomas T. Higgins, Former Executive Vice President and Chief Financial Officer(3)	2007 2006	$276,167 265,833	$51,263 85,233	$124,660 154,555	$197,691 159,639	— —	— —		— —	$649,781 665,260
David M. Manyak, Ph.D., Executive Vice President, Drug Discovery Services	2007 2006	$246,333 238,000	$67,064 73,683	$66,207 79,336	$81,711 41,361	— —	— —		— —	$461,315 432,380
Bradley W. Rice, Ph.D., Vice President, Systems and R&D(4)	2007	$269,167	$46,633	$21,232	$56,603	—	—		—	$393,635
William C. Kruka, Senior Vice President, Corporate Development(4)	2007	$242,000	$48,914	$81,737	$144,318	—	—		$203	$517,172

Notes:

(1)
The amounts in column (d) reflect cash bonuses paid to the named executive officers in 2008 for their performance in 2007.

(2)
The amounts in columns (e) and (f) reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), adjusted to disregard any estimate of forfeitures. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on March 14, 2008.

(3)
Mr. Higgins resigned from the company, effective April 4, 2008. In connection with his resignation, the company and Mr. Higgins have entered into a separation agreement (the "Separation Agreement"). Pursuant to the Separation Agreement, Mr. Higgins will receive: (i) a cash severance benefit, payable as salary continuation, in an amount equal to six months of Mr. Higgins' current annual base salary of $284,950, or $23,746 per month for six months, (ii) an additional cash severance benefit of up to three months of Mr. Higgins' current annual base salary, which shall be payable beyond such initial six month severance period provided that, and only for so long as, Mr. Higgins has not obtained new employment, either as an employee or as a consultant, for at least 50% time, (iii) COBRA coverage for medical, dental and vision insurance benefits for the period during which case severance payments are payable by the company to Mr. Higgins as set forth above, and (iv) up to $12,500 funding of an executive outplacement program. The company also entered into a consulting agreement with Mr. Higgins, effective as of the termination of his employment (the "Consulting Agreement"), pursuant to which he will report to the company's Chief Executive Officer, E. Kevin Hrusovsky, for a term of six months, and pursuant to which Mr. Higgins will be compensated on an hourly basis at a rate of $200 per hour, based on requests from the company for consulting services from Mr. Higgins. During the term of the Consulting Agreement, Mr. Higgins' outstanding and unvested equity awards from the company will continue to vest in accordance with the initial terms of such awards.

(4)
Dr. Rice and Mr. Kruka were not named executive officers in 2006.

Grants of Plan-Based Awards

        The following table shows, for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)(5)
E. Kevin Hrusovsky	4/4/07	46,250	100,000	5.69	$499,085
Thomas T. Higgins	2/27/07	15,000	81,000	6.02	$276,645
	3/16/07	7,500	—	5.44	$40,800
David M. Manyak, Ph.D.	2/27/07	12,000	65,000	6.02	$221,776
Bradley W. Rice, Ph.D.	2/27/07	12,000	65,000	6.02	$221,776
	3/16/07	4,167	—	5.44	$22,668
William C. Kruka	2/27/07	15,000	81,000	6.02	$276,645
	3/16/07	7,500	—	5.44	$40,800

Notes:

(1)
25% of the number of shares subject to the option or stock award vest on each anniversary of the date of grant, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(2)
25% of the number of shares subject to the option or stock award vest on the one-year anniversary date of the grant, and the remainder vest 1/16th per quarter thereafter, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(3)
The exercise price of the stock option awards is equal to the fair market value of stock on the date of grant, which under our 1999 Equity Incentive Plan is established at the prior day's closing price of our common stock as reported by the Nasdaq Global Market.

(4)
Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on March 14, 2008.

(5)
The grant date fair value of the restricted stock was calculated by multiplying the number of stock units by the market price of the stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows, for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(4)		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
E. Kevin Hrusovsky	700,000 65,000 22,500 56,437 —	— 15,000 17,500 72,563 100,000	5.46 5.85 6.25 6.40 5.69	7/13/2013 7/29/2014 8/16/2015 3/28/2016 4/4/2017	(1) (1) (1) (1)	— 20,000 20,000 27,000 46,250	(2) (2) (2) (2)	— 110,600 110,600 149,310 255,763
Thomas T. Higgins	68,750 7,593 20,562 — —	31,250 5,907 26,438 81,000 —	7.90 6.25 6.40 6.02 —	1/9/2015 8/16/2015 3/28/2016 2/27/2017 —	(1) (1) (1) (1)	15,625 6,750 9,750 15,000 7,500	(1) (2) (2) (2) (3)	86,406 37,328 53,918 82,950 41,475
David M. Manyak, Ph.D.	10,000 16,187 —	10,000 20,813 65,000	6.86 6.40 6.02	11/15/2015 3/28/2016 2/27/2017	(1) (1) (1)	10,000 7,500 12,000	(2) (2) (2)	55,300 41,475 66,360
Bradley W. Rice, Ph.D.	11,250 — —	33,750 65,000 —	5.19 6.02 —	11/6/2016 2/27/2017 —	(1) (1)	— 12,000 4,167	(2) (3)	— 66,360 23,044
William C. Kruka	100,000 50,000 30,000 17,875 6,750 20,562 — —	— — — 4,125 5,250 26,438 81,000 —	7.71 3.63 3.78 5.85 6.25 6.40 6.02 —	5/14/2012 5/19/2013 5/20/2013 7/29/2014 8/16/2015 3/28/2016 2/27/2017 —	(1) (1) (1) (1)	— — — 5,500 6,000 9,750 15,000 7,500	(2) (2) (2) (2) (3)	— — — 30,415 33,180 53,918 82,950 41,475

Notes:

(1)
25% of the number of shares subject to the option or stock award vest on the one-year anniversary date of the grant, and the remainder vest 1/16th per quarter thereafter, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(2)
25% of the number of shares subject to the option or stock award vest on each anniversary of the date of grant, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(3)
100% of the number of shares subject to the option or stock award vest on the 4th anniversary of the date of grant, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(4)
The option expiration date for each option is 10 years after the date of grant of each option.

(5)
Market Value was calculated by multiplying the market value on December 31, 2007 by the number of unvested stock units.

Option Exercises and Restricted Stock Vested

        The following table presents information regarding the vesting of restricted stock during the fiscal year ended December 31, 2007. None of the named executive officers exercised stock options during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Kevin Hrusovsky	—	—	57,750	$314,773
Thomas T. Higgins	—	—	19,125	$106,584
David M. Manyak, Ph.D.	—	—	7,500	$40,050
Bradley W. Rice, Ph.D.	—	—	11,250	$58,960
William C. Kruka	—	—	11,750	$61,805

Pension Benefits

        We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

        We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Post-Termination Compensation and Benefits

        In June 2003, we entered into an employment agreement with Mr. E. Kevin Hrusovsky. The employment agreement is at-will, and provides that if Mr. Hrusovsky is terminated without cause (other than in connection with a change in control), he will be paid his base salary for 18 months in semi-monthly installments, he will be reimbursed for health insurance premiums at his then-current rate of coverage for 18 months, and he will receive accelerated vesting of 18 months for his outstanding options and restricted shares. If Mr. Hrusovsky is terminated without cause or constructively terminated from his employment within 13 months after a change of control, he will receive the severance benefits and accelerated vesting benefits set forth in our Key Employee Change of Control and Severance Benefit Plan, as described below.

        In February 2005, the board adopted the Key Employee Change of Control and Severance Benefit Plan. This plan provides for the partial accelerated vesting of outstanding options and RSUs, and the payment of severance benefits, to certain executives, including all of the named executive officers, in the event that a covered officer is constructively or involuntarily terminated without cause within 13 months after a change in control, as defined in the plan. The benefits provided to covered officers under this plan include:

  •
  Salary Continuation.  Monthly payments equal to such executive's base pay at the time of the covered termination for (i) in the case of each covered executive other than our Chief Executive Officer, 12 months and (ii) in the case of the Chief Executive Officer, 24 months, or in each case until such covered executive is employed by another company, whichever occurs earlier;

  •
  Prorated Bonus Payment.  A payment equal to such executive's target bonus or incentive payment for the year in which the covered termination occurs, prorated through the date of such termination;

  •
  Benefit Continuation.  Continued provision of the company's standard medical and dental benefit insurance coverage for the period of salary continuation specified above; and

  •
  Partial Vesting Acceleration of Equity Awards.  On the date of termination, vesting acceleration of an additional 30 months for all outstanding stock options, RSUs and other equity awards issued by the company prior to the change of control.

        If the total amount of payment under the plan would cause the covered officer to incur "golden parachute" excise tax liability in connection with the change in control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred. The plan may be amended by the board at any time prior to a change of control. The plan provides these benefits and protections to Mr. Hrusovsky, each of his direct subordinates including each of the named executive officers, and any other employee designated by the board.

        The details of the potential payments payable to our named executive officers under severance and change in control arrangements upon termination of employment with or without a change of control are set out below.

        The Key Employee Change of Control and Severance Benefit Plan covering each of the named executive officers was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004.

Potential Payments upon Termination or Change in Control

        The following tables show the potential payments to our named executive officers upon termination or a change of control of the company, assuming such events had occurred on December 31, 2007.

Potential Payments upon Termination without Cause or Resignation for Good Reason within 13 months of a Change in Control

Name	Salary Continuation + Prorated Bonus ($)(1)	Value of Benefits Continuation ($)(2)	Value of Accelerated Equity Awards ($)(3)	Total ($)
E. Kevin Hrusovsky	$1,311,000	$35,958	$850,485	$2,197,443
Thomas T. Higgins	$403,100	$14,299	$364,228	$781,627
David M. Manyak	$359,600	$17,979	$257,064	$634,643
Bradley W. Rice, Ph.D.	$352,300	$17,783	$192,896	$562,979
William C. Kruka	$329,400	$—	$331,719	$661,119

(1)
These amounts assume that no alternative employment is obtained during the applicable severance benefit period. Under the terms of our Key Employee Change of Control and Severance Benefit Plan, severance payments to a terminated employee will cease when alternative employment is obtained.

(2)
Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2007, and is valued at the premiums in effect on December 31, 2007.

(3)
These amounts represent the intrinsic value (market value less exercise price) of each equity award at December 31, 2007, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

Potential Payments upon Termination without Cause more than 13 months after a Change in Control

Name	Salary Continuation ($)	Value of Benefits Continuation ($)(1)	Value of Accelerated Equity Awards ($)(2)	Total ($)
E. Kevin Hrusovsky	$655,500	$26,968	$507,515	$1,189,983
Thomas T. Higgins	—	—	—	—
David M. Manyak	—	—	—	—
Bradley W. Rice, Ph.D.	—	—	—	—
William C. Kruka	—	—	—	—

(1)
Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2007 and is valued at the premiums in effect on December 31, 2007.

(2)
These amounts represent the intrinsic value (market value less exercise price) of each equity award at December 31, 2007, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

Director Compensation

        The following table shows for the fiscal year ended December 31, 2007 the total compensation paid to our directors, other than Mr. Hrusovsky, who does not receive any additional compensation from the company for his service as a director:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Daniel L. Kisner, M.D.(3)	—	$14,203	$30,974	—	$50,000	$95,177
David V. Milligan, Ph.D.(4)	$32,500	$9,941	$17,734	—	$30,000	$90,175
Van Billet	$41,500	$9,941	$36,604	—	—	$88,045
Robert C. Bishop, Ph.D.	$43,750	$9,941	$28,719	—	—	$82,410
David W. Carter	$35,000	$9,941	$22,748	—	—	$67,689
Allan L. Comstock	$42,500	$9,941	$36,089	—	—	$88,530
Michael R. Eisenson(5)	$15,000	—	—	—	—	$15,000
Kathryn A. Tunstall	$38,750	$9,941	$45,809	—	—	$94,500

(1)
These amounts reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R), of restricted stock units granted in 2003 through 2007. Assumptions used in the calculation of these amounts are included in Note 11 to the company's audited financial statements for the fiscal year ended December 31, 2007, included in the company's Annual Report on Form 10-K filed with the SEC on March 14, 2008. The aggregate grant date fair value of all previous restricted stock units awarded to each director for which expense was recorded by the company in 2007 and the aggregate number of restricted stock unit awards (RSUs) outstanding as of December 31, 2007 that have been granted to each of our directors was as follows:

	Grant Date Fair Value ($)	Outstanding RSUs (#)
Dr. Kisner	24,940	5,882
Dr. Milligan	17,456	4,117
Mr. Billet	17,456	4,117
Dr. Bishop	17,456	4,117
Mr. Carter	17,456	4,117
Mr. Comstock	17,456	4,117
Ms. Tunstall	17,456	4,117
(2)
These amounts reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R), of stock options granted in 2003 through 2007. Assumptions used in the calculation of these amounts are included in Note 11 to the company's audited financial statements for the fiscal year ended December 31, 2007, included in the company's Annual Report on Form 10-K filed with the SEC on March 14, 2008. The aggregate grant date fair value of all previous stock options awarded to each director for which expense was recorded by the company in 2007 and the aggregate number of option awards outstanding as of December 31, 2007 that have been granted to each of our directors was as follows:

	Grant Date Fair Value ($)	Outstanding Option Awards (#)
Dr. Kisner	196,873	682,683	(includes options received while Dr. Kisner served as Caliper's President and Chief Executive Officer from 1999 to 2002)
Dr. Milligan	30,229	72,941
Mr. Billet	124,649	50,731
Dr. Bishop	209,491	64,731
Mr. Carter	63,494	36,731
Mr. Comstock	122,074	43,731
Ms. Tunstall	170,677	50,731

  On March 6, 2008, Dr. Kisner informed the board that he had decided not to stand for re-election to the board at the company's 2008 Annual Meeting of Stockholders, when his current term as a director will expire. At that time, the board approved a consulting agreement for Dr. Kisner, which will become effective upon Dr. Kisner's departure from the board. Under the terms of this approved consulting agreement, Dr. Kisner will be paid at a specified hourly and per diem rate for consulting services requested by Caliper, and will not receive any fixed retainer.

(3)
Prior to his resignation from the board, Dr. Kisner was paid $50,000 on an annual basis to serve as Chairman of the Board under an at-will employment agreement, as reflected under All Other Compensation in the table above. Dr. Kisner received no additional cash compensation for serving on our board, but was entitled to receive an amount of stock-based compensation under his employment agreement which was equal to the amount of stock-based compensation that a non-employee Chairman of our Board would be entitled to receive under the 1999 Non-Employee Directors' Equity Incentive Plan. The agreement, as amended in December 2003, provided that if Dr. Kisner was terminated without cause, or if he voluntarily terminated his employment within three months following a constructive termination, he would be reimbursed for health insurance premiums at his then-current rate of coverage for 12 months, and he would receive accelerated vesting of 12 months for all his outstanding options, provided any such severance benefits and health care reimbursement payments would cease once Dr. Kisner commenced full-time employment with another business entity. If Dr. Kisner is terminated without cause, or if he voluntarily terminates his employment following a constructive termination within 13 months of a change in control, in addition to the benefits listed above, he will receive accelerated vesting of at least 24 months for all his outstanding options.

(4)
All Other Compensation includes consulting fees of $30,000 paid under a consulting agreement with Dr. Milligan.

(5)
Mr. Eisenson resigned from the Caliper board effective July 16, 2007. As a director of Caliper, Mr. Eisenson declined to receive equity compensation to which he was entitled under the 1999 Non-Employee Directors' Equity Incentive Plan due to the internal policies of Harvard Private Capital Holdings, Inc, and Charlesbank Capital Partners, LLC. Director fees otherwise payable to Mr. Eisenson by us were paid to Harvard Management Company at the request of Mr. Eisenson.

        We generally review, under the direction of the Compensation Committee, the level of compensation for our directors on an annual basis, concurrent with the review of executive officer compensation. To assess the suitability and market competitiveness of our non-employee director compensation, as well as to remain informed regarding current trends and compensation practices for our non-employee directors, we have historically obtained data from a number of sources, including publicly available data in peer companies, the Radford/AON market survey, and directly from other companies.

        Our current compensation program for our non-employee directors includes a combination of cash and equity-based compensation.

        Under the current cash compensation guidelines, non-employee directors receive an annual retainer of $40,000 for their service on the board, payable quarterly in arrears. No per-meeting fees are paid to members of our board. The Chair of the Audit Committee receives an additional annual retainer of $10,000, and each other member of the Audit Committee receives an additional annual retainer of $5,000. The Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $5,000, and each other member of these Committees receives an additional annual retainer of $2,000, in all cases payable quarterly in arrears. Employee directors (Mr. Hrusovsky and Dr. Kisner) receive no annual retainers or compensation for attendance at board meetings. All directors are reimbursed for expenses in connection with attendance at board and committee meetings.

        Each of our non-employee directors also receives stock option grants under the 1999 Non-Employee Directors' Equity Incentive Plan (the "Directors' Plan"). The Directors' Plan is administered by our board. Options granted under the Directors' Plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

        On February 27, 2007, the full board approved the recommendations of the Compensation Committee, and on June 5, 2007, stockholder approval was obtained to amend the Directors' Plan. Under the new compensation guidelines, the annual automatic grant to non-employee directors (other than any non-employee director who serves as Chairman of the Board) became a grant of $35,000 in equity value on an annual basis, where one half of such total value will be granted in the form of RSUs (based on the value of our stock on the date of such grant) and one half of such total value will be granted in the form of an option to purchase a designated number of shares (based on the value of such option under the fair value pricing model used by the company for financial reporting purposes). For any non-employee director who also serves as Chairman of the Board, the annual automatic grant to that non-employee director under the Directors' Plan is now a grant of $50,000 in equity value on an annual basis, which total value will also be split evenly between RSUs and options in the same manner as explained above. The provisions of the amended Directors' Plan do not apply to our current Chairman of the Board, Dr. Daniel Kisner, because Dr. Kisner serves as Caliper's Chairman under an employment agreement with Caliper, the terms of which are described under "Director Compensation." The amendment of the Directors' Plan did not change the one-year vesting period for annual equity grants to non-employee directors or the initial equity grant to new non-employee directors of an option to purchase 25,000 shares, which will continue to vest over a four-year period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In April 2007, the board approved an amendment to the Charter of the Audit Committee of the board which implemented new guidelines for review, approval and ratification of transactions with related persons that are reportable. For purposes of our policy, a related person transaction is any transaction (which shall not include payment of compensation for services rendered to the company as executive officers or as members of the board) in which the company is a participant and in which any of the following persons has or will have a direct or indirect material interest:

  •
  executive officers of the company;

  •
  members of the board;

  •
  beneficial holders of more than 5% of the company's securities;

  •
  immediate family members(1) of any of the foregoing persons; and

  •
  any other persons whom the board determines may be considered to be related persons as defined by Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

        Under the policy, when a transaction has been identified as a related person transaction, in reviewing and approving such transactions, the Audit Committee obtains, or directs management to obtain on its behalf, all information that the Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, the Audit Committee holds a discussion regarding the relevant factors, if deemed to be necessary, prior to approval. If the Committee deems that a discussion is not necessary, the Committee may give its approval by written consent. The Committee may delegate this approval authority to the Chairperson of the Committee in some circumstances. The company does not enter into any related person transaction prior to completion of the foregoing review and approval procedures.

        The Audit Committee or its Chairperson, as the case may be, approves only those related person transactions that are determined to be in, or not inconsistent with, the best interests of the company and its stockholders, taking into account all available facts and circumstances as the Committee or the Chairperson determine in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to the company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

        During 2007, the company and Cobalt Technologies, Inc. ("Cobalt") had a dispute concerning the ownership of certain intellectual property rights relating generally to the use of genetically modified, light producing bacteria in monitoring the efficiency of fermentation processes. Mr. David Carter, who is a member of the company's board, is also a member of the board of directors of Cobalt and a Cobalt stockholder. In September, 2007, the Audit Committee approved the terms of a settlement of this dispute, under which the company waived any ownership interest in the subject intellectual property in return for the payment of an upfront fee and royalties on future sales of products produced using the subject intellectual property.

        On December 18, 2007, the company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with The Berwind Company LLC ("Berwind"). Mr. Van Billet, who is a member of the board and of the Audit and Compensation Committees, is the Vice President and Chief Financial Officer of Berwind. The Registration Rights Agreement was entered into in order to provide registration rights for 3,150,000 shares of the company's common stock acquired by Berwind in connection with the company's acquisition of Zymark Corporation from Berwind in July, 2003. The company filed a shelf Registration Statement on Form S-3 (Registration No. 333-147571) (the "Registration Statement") on November 21, 2007 to, among other things, register Berwind's shares of the company's common stock for resale pursuant to the Securities Act of 1933, as amended. The Registration Rights Agreement also allows Berwind to cause shares held by it to be included as part of up to two underwritten offerings pursuant to the Registration Statement. The board approved the Registration Rights Agreement by unanimous written consent in November, 2007.

(1)
"Immediate family" member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

Performance Measurement Comparison(4)

        The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 2002 for (i) Caliper's common stock, (ii) the Nasdaq Stock Market (U.S.) and (iii) the Nasdaq Pharmaceutical Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2007

(4)
This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Caliper under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Each stockholder in the household receives a separate proxy card. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Caliper's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Caliper Life Sciences, Inc., Coordinator, Corporate Communications, 69 Elm Street, Hopkinton, MA 01748, or contact Cathy Portanova at 508-435-9500.

OTHER MATTERS

        The board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Stephen E. Creager General Counsel and Secretary

April 30, 2008

        A copy of Caliper's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Communications, 68 Elm Street, Hopkinton, MA 01748, or contact Cathy Portanova at 508-435-9500.

CALIPER LIFE SCIENCES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 3, 2008
10:00 a.m. (Local Time)

CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

Caliper Life Sciences, Inc. 68 Elm Street Hopkinton, MA 01748	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 3, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint E. Kevin Hrusovsky and Stephen E. Creager and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK  EASY  IMMEDIATE

•   Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 2, 2008.

•   Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/calp — QUICK  EASY  IMMEDIATE

•   Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 2, 2008.

•   Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Caliper Life Sciences, Inc., c/o Shareowner ServicesSM,P.O. Box 64873, St. Paul, MN 55164-0873.

☒     Please mark votes as in this example.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Director:	Allan L. Comstock	☐	Vote FOR	☐	Vote WITHHELD

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.